Mesa Labs Reports 50% Increase in Annual Revenues

LAKEWOOD, Colo., June 8, 2011 /PRNewswire/ -- Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported a 50 percent increase in revenue and a 30 percent increase in GAAP net income for the fiscal year ended March 31, 2011.

Highlights:

  Fourth quarter revenues increased 60% compared to the same period last fiscal year
  Fourth quarter net income increased 62% to $2,176,000
  All major product lines posted organic growth in the fourth quarter
  Quarterly non-GAAP adjusted net income increased 68% to $2,417,000(1)
  Annual non-GAAP earnings per share increased 36% to $2.08(1)

For the fourth quarter of fiscal 2011, net sales increased 60 percent to $9,965,000 from $6,227,000 in the same quarter last year. GAAP net income for the quarter increased 62 percent to $2,176,000 or $.64 per diluted share compared to $1,345,000 or $.40 per diluted share one year ago.

For the full fiscal year ended March 31, 2011, net sales increased 50 percent to $32,826,000 from $21,929,000 in the same period last fiscal year. Net income for the full fiscal year increased 30 percent to $6,183,000 or $1.86 per diluted share compared to $4,769,000 or $1.45 per share in the past fiscal year.

On a non-GAAP basis (which excludes acquisition related intangible amortization, net of tax effects), adjusted net income for the fourth quarter ended March 31, 2011 increased 68% to $2,417,000 or $.71 per diluted share of common stock compared to $1,440,000 or $.43 per diluted share of common stock last year. For the 12 months of fiscal 2011, adjusted net income increased 37% to $6,940,000 or $2.08 per diluted share of common stock compared to $5,051,000 or $1.53 per diluted share of common stock during the same period last year. See the note below for an explanation of the calculation of adjusted net income and adjusted net income per share.

"The fourth fiscal quarter is generally Mesa's strongest, but this year it was exceptional," said John J. Sullivan, President and Chief Executive Officer. "All of Mesa's major product lines posted organic growth, and this, combined with the positive impact of Mesa's three recent acquisitions, contributed to the 60% year-over-year revenue growth for the quarter. The strong fourth quarter was an excellent finish to the fiscal year in which Mesa's revenues grew 50% to nearly 33 million dollars. Mesa's profitability improved significantly this quarter also, with gross margins at 62%, operating income at 33%, and net income of 22%. Margin improvement was due to a variety of factors, including higher sales volume, in-house manufacturing of the Torqo product line, synergies between the Biological Indicators (BI) business segments, and the acquisition of the high margin Apex BI products."

"I am happy to report that non-GAAP adjusted earnings per share exceeded $2.00 per diluted share of common stock for the year, which is a real milestone for Mesa that is a result of the hard work and dedication of everyone in our organization. Going forward, we expect to see continuation of the positive sales momentum experienced in the fourth quarter," continued John Sullivan. "For the first half of fiscal 2012, we should see revenues significantly higher than last year, due mainly to the acquisition of the Apex biological indicators line. Profitability should also improve over fiscal 2011, due to the reasons cited above. Going forward, we will continue to strike a balance between delivering profits to the bottom line and investing for future growth, including seeking out companies or product lines to add to our portfolio."

During the fourth quarter and 12 month period of fiscal 2011, sales of the Company's instrumentation products and services increased seven percent and 11 percent, respectively, compared to the prior year period. The revenue increase in the fourth quarter was due to organic growth of the three major products that make up the instruments segment, while growth during the twelve month period was primarily a result of the Torqo acquisition in December, 2009.

During the fourth quarter and 12 month period of fiscal 2011, sales of the Company's Biological Indicator products increased 176 percent and 130 percent, respectively, compared to the same period last fiscal year. The increase in Biological Indicator sales during the quarter and 12 month period was due to revenue added as a result of the acquisitions of SGM Biotech in April, 2010 and the Apex products in December, 2010 and organic growth.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2010 as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the Commission.

(1) The non-GAAP measures of adjusted net income and adjusted earnings per share are defined to exclude the impacts of non-cash intangibles amortization, net of its tax effects. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

FINANCIAL SUMMARY - PRELIMINARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended March 31		12 Months Ended March 31
	2011	2010	2011	2010
Net Sales	$9,965,000	$6,227,000	$32,826,000	$21,929,000
Cost of Goods	3,770,000	2,626,000	13,258,000	8,735,000
Gross Profit	6,195,000	3,601,000	19,568,000	13,194,000
Operating Expense	2,869,000	1,633,000	9,704,000	5,826,000
Operating Income	3,326,000	1,968,000	9,864,000	7,368,000
Other Expense & (Income)	34,000	(10,000)	113,000	(36,000)
Earnings Before Taxes	3,292,000	1,978,000	9,751,000	7,404,000
Income Taxes	1,116,000	633,000	3,568,000	2,635,000
Net Income	$2,176,000	$1,345,000	$6,183,000	$4,769,000

Earnings Per Share (Basic)	$ .67	$ .42	$1.91	$1.49
Earnings Per Share (Diluted)	$ .64	$ .40	$1.86	$1.45

Average Shares (Basic)	3,248,000	3,203,000	3,231,000	3,194,000
Average Shares (Diluted)	3,385,000	3,337,000	3,330,000	3,293,000

BALANCE SHEETS (Unaudited)
	March 31	March 31
	2011	2010
Cash and Cash Equivalents	$3,546,000	$10,471,000
Other Current Assets	13,716,000	10,003,000
Total Current Assets	17,262,000	20,474,000
Property and Equipment	7,308,000	4,239,000
Other Assets	26,414,000	8,926,000

Total Assets	$50,984,000	$33,639,000

Liabilities	$14,567,000	$2,442,000
Stockholders' Equity	36,417,000	31,197,000

Total Liabilities and Equity	$50,984,000	$33,639,000

NON-GAAP ADJUSTED NET INCOME AND NON-GAAP
DILUTED EPS RECONCILIATIONS
(Unaudited)
	Quarter Ended March 31		12 Months Ended March 31
	2011	2010.	2011	2010
Net Income	$2,176,000	$1,345,000	$6,183,000	$4,769,000
Intangibles Amortization, net of
tax effect	241,000	95,000	757,000	282,000
Adjusted Net Income	$2,417,000	$1,440,000	$6,940,000	$5,051,000
Fully Diluted Shares Outstanding	3,385,000	3,337,000	3,330,000	3,293,000
Adjusted EPS	$0.71	$0.43	$2.08	$1.53

The non-GAAP measures of adjusted net income and adjusted earnings per share presented in the reconciliation above are defined to exclude the impacts of non-cash intangibles amortization, net of their tax effects. The tax effect is calculated using the average corporate rate for that period multiplied by the elimination. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP net income and non-GAAP earnings per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates our management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both our non-GAAP and our GAAP results.

Our management recognizes that items such as amortization of intangibles can have a material impact on our net income. To gain a complete picture of all effects on the company's profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement. The non-GAAP numbers focus instead upon the core operating business of the company.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to our financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or Steven W. Peterson; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000